Exhibit 16



August 13, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   Xvariant, Inc.
      File No. 000-28339

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Xvariant, Inc. dated August 7, 2002 and agree with the statements concerning our Firm contained therein, except we are not in a position to agree or disagree with the Company's statement regarding the engagement of HJ & Associates.

Very truly yours,



/s/Grant Thornton LLP